EXHIBIT 12
                                               BellSouth Corporation
                                     Computation Of Earnings To Fixed Charges
                                               (Dollars In Millions)


                                   For the year ended       For the quarter
                                   December 31,             ended March 31,
                                   2002        2003         2003         2004
                                   ----        ----         ----         ----
Earnings

Income from continuing operations
before provision for income taxes,
minority interest, discontinued
operations, and cumulative effect
of accounting change               $5,367      $5,424      $1,340        $1,773

Equity in (earnings) losses of
unconsolidated affiliates            (542)       (452)       (171)         (104)

Fixed Charges                       1,195       1,061         287           244

Distributed income of equity
affiliates                              8           4           2            --

Interest capitalized                  (20)         (8)         (2)           (1)

                                ----------  ----------   ---------   ----------
   Income, as adjusted             $6,008      $6,029      $1,456        $1,912
                                ----------  ----------   ---------   ----------

Fixed Charges

Interest expense                   $1,066        $947        $258         $215

Interest capitalized                   20           8           2            1

Portion of rental expense
representative of interest factor     109         106          27           28

                                ----------  ----------   ---------   ----------
     Fixed Charges                 $1,195      $1,061        $287         $244
                                ---------- -----------   ---------   ----------


                                ---------- -----------   ---------   ----------
Ratio of Earnings to Fixed Charges   5.03        5.68        5.07         7.83
                                ========== ===========   =========   ==========